As Filed with the Securities and Exchange Commission on May 25, 2006

Registration No. 333-128403

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

POTLATCH CORPORATION

(Formerly Potlatch Holdings, Inc.)

(Exact Name of Registrant as Specified in its Governing Instrument)

Delaware	6798	82-0156045
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

601 West Riverside Avenue, Suite 1100

Spokane, WA 99201

(509) 835-1500

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Pamela A. Mull, Esq.

Vice President and General Counsel

Potlatch Corporation

601 West Riverside Avenue, Suite 1100

Spokane, WA 99201

(509) 835-1500

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies To:

Blair W. White, Esq. Pillsbury Winthrop Shaw Pittman LLP P.O. Box 7880 San Francisco, CA 94120 (415) 983-1000 (415) 983-1200 (facsimile)	John D. Rayis, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 333 West Wacker Drive Chicago, IL 60606 (312) 407-0700 (312) 407-0411 (facsimile)

Approximate Date of Commencement of Proposed Sale of the Securities to the Public: The Registrant issued 29,381,765 shares of common stock, par value $1.00 per share (“Common Stock”), in connection with the merger of Potlatch Corporation (Commission File No. 001-5313) (“Old Potlatch”) with and into Potlatch Operating Company, a wholly owned subsidiary of the Registrant (the “Merger”). The Registrant issued 9,128,506 shares of Common Stock in connection with the special earnings and profits distribution described in the Registration Statement (the “Special E&P Distribution”). The Registrant is amending the Registration Statement to deregister 9,709,757 shares of Common Stock which were registered in connection with the Merger and the Special E&P Distribution.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

DEREGISTRATION OF SECURITIES

In accordance with the undertaking of Potlatch Corporation, formerly Potlatch Holdings, Inc. (the “Registrant”), set forth in the registration statement on Form S-4 (File No. 333-128403), declared effective by the U.S. Securities and Exchange Commission on December 30, 2005 (the “Registration Statement”), the Registrant is filing this Post-Effective Amendment No. 1 to deregister 9,709,757 shares of its common stock, par value $1.00 per share (“Common Stock”), previously registered under the Securities Act of 1933, as amended, pursuant to the Registration Statement. Pursuant to the Registration Statement, 48,220,028 shares of Common Stock were registered in connection with (a) the merger of Potlatch Corporation (Commission File No. 001-5313) (“Old Potlatch”) with and into Potlatch Operating Company, a wholly owned subsidiary of the Registrant (the “Merger”), and (b) the special earnings and profits distribution described in the proxy statement/prospectus that forms a part of the Registration Statement (the “Special E&P Distribution”).

Upon the consummation of the Merger on February 3, 2006, the Registrant issued 29,381,765 shares of Common Stock to the stockholders of Old Potlatch. On March 31, 2006 and in connection with the Special E&P Distribution, the Registrant issued 9,128,506 shares of Common Stock to the Registrant’s stockholders. In accordance with the undertaking mentioned above, the Registrant deregisters the remaining 9,709,757 shares of Common Stock previously registered pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on May 25, 2006.

POTLATCH CORPORATION

By:	/s/ MICHAEL J. COVEY
Michael J. Covey
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed below by the following persons in the indicated capacities on May 25, 2006.

Signature	Title

/S/ MICHAEL J. COVEY Michael J. Covey	Director and President and Chief Executive Officer (Principal Executive Officer)

/S/ GERALD L. ZUEHLKE Gerald L. Zuehlke	Vice President and Chief Financial Officer (Principal Financial Officer)

/S/ TERRY L. CARTER Terry L. Carter	Controller (Principal Accounting Officer)

/S/ L. PENDLETON SIEGEL L. Pendleton Siegel	Director and Chairman of the Board

/S/ BOH A. DICKEY Boh A. Dickey	Director

/S/ RUTH ANN M. GILLIS Ruth Ann M. Gillis	Director

/S/ JEROME C. KNOLL Jerome C. Knoll	Director

/S/ LAWRENCE S. PEIROS Lawrence S. Peiros	Director

/S/ GREGORY L. QUESNEL Gregory L. Quesnel	Director

/S/ MICHAEL T. RIORDAN Michael T. Riordan	Director

/S/ JUDITH M. RUNSTAD Judith M. Runstad	Director

/S/ DR. WILLIAM T. WEYERHAEUSER Dr. William T. Weyerhaeuser	Director